Exhibit 8.1

April 5, 2012

The Hartford Financial Services Group, Inc.

One Hartford Plaza

Hartford, Connecticut 06155

Ladies and Gentlemen:

We have acted as special counsel to The Hartford Financial Services Group, Inc., a Delaware corporation (the “Company”), in connection with the Company’s offerings pursuant to a registration statement on Form S-3 (No. 333-168532) (the “Registration Statement”), of:

(i)	$325 million aggregate principal amount of the Company’s 4.00% Senior Notes due 2017 (the “2017 Notes”), $800 million aggregate principal amount of the Company’s 5.125% Senior Notes due 2022 (the “2022 Notes”) and $425 million aggregate principal amount of the Company’s 6.625% Senior Notes due 2042 (the “2042 Notes” and, together with the 2017 Notes and the 2022 Notes, the “Notes”) to be issued under a Senior Indenture, dated as of April 11, 2007 (the “Senior Notes Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”), the senior notes prospectus supplement, dated April 2, 2012, to the prospectus dated August 4, 2010 (together, the “Senior Notes Prospectus”) and the senior notes underwriting agreement, dated April 2, 2012 (the “Senior Notes Underwriting Agreement”), in the form in which it was incorporated into the senior notes pricing agreement (together with the Senior Notes Underwriting Agreement, the “Senior Notes Pricing Agreement”); and

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(ii)	$600 million aggregate principal amount of 7.875% Fixed-To-Floating Rate Junior Subordinated Debentures due 2042 (the “Debentures”) to be issued under a Junior Subordinated Indenture, dated as of June 6, 2008, between the Company and the Trustee, as amended by a Third Supplemental Indenture, dated as of April 5, 2012 (as so amended, the “Debentures Indenture”), the debentures prospectus supplement, dated April 2, 2012, to the prospectus dated August 4, 2010 (together, the “Debentures Prospectus”), and the debentures underwriting agreement, dated April 2, 2012 (the “Debentures Underwriting Agreement”), in the form in which it was incorporated into the debentures pricing agreement (together with the Debentures Underwriting Agreement, the “Debentures Pricing Agreement”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein;

(b)	the Senior Notes Prospectus, the Debentures Prospectus and the documents incorporated by reference therein;

(c)	an executed copy of the Senior Notes Pricing Agreement and the Debentures Pricing Agreement;

(d)	a facsimile copy of the 2017 Notes, 2022 Notes, the 2042 Notes and the Debentures in global form as executed by the Company and authenticated by the Trustee;

(e)	an executed copy of the Senior Notes Indenture and the Debentures Indenture;

(f)	the Officers’ Certificate, dated April 5, 2012, establishing the terms of the Notes in accordance with Sections 102 and 301 of the Senior Notes Indenture;

(g)	a Letter of Representations from the Company to us, dated April 2, 2012, made in connection with the offering of the Debentures; and

(h)	the other documents delivered by the Company at the closing pursuant to the Pricing Agreement.

In rendering the opinion expressed below, we have, without independent investigation, assumed the completeness, authenticity and validity of all such documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and have assumed that the respective parties thereto and all persons having obligations

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thereunder will act in all respects at all relevant times in conformity with the requirements and provisions of, and statements made in, such documents. In addition, we have assumed the accuracy of the Letter of Representations and other information provided to us by the Company. We have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed above.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Debentures will be treated as indebtedness for U.S. federal income tax purposes.

The foregoing opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”) and applicable regulations, rulings and judicial decisions, in each case as in effect on the date hereof, and this opinion may be affected by amendments to the Code or to the regulations thereunder or by subsequent judicial or administrative interpretations thereof. We express no opinion other than as to the federal income tax laws of the United States of America.

We hereby consent to the use of our name in the Debentures Prospectus under the headings “Prospectus Supplement Summary — The Debentures — Material United States Federal Income Tax Considerations,” “Material United States Federal Income Tax Considerations — Classification of the Debentures” and “Validity of the Debentures,” as tax counsel for the Company who has passed on certain tax matters relating to the Debentures, and having prepared this opinion, and to the use of this opinion as Exhibit 8.1 to the Company’s Current Report on Form 8-K, dated April 5, 2012. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Erika W. Nijenhuis
Erika W. Nijenhuis, a Partner